UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

DATE OF REPORT (Date of earliest event reported):  August 6, 2010

ITT EDUCATIONAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-13144	36-2061311
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

13000 North Meridian Street
Carmel, Indiana 46032-1404
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (317) 706-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On August 6, 2010, ITT Educational Services, Inc. (the “Company”) announced that it has received a request for information and documents from the U.S. Senate Committee on Health, Education, Labor and Pensions (the “Committee”) relating to the Committee’s review of matters related to for-profit colleges receiving Title IV student financial aid.  The Company understands that the request is one of 30 similar requests made to for-profit colleges in connection with the Committee’s review.

The request states that it seeks information and documents to more accurately understand how the Company uses Federal resources, including how it recruits and enrolls students, sets program price or tuition, determines financial aid including private or institutional loans, tracks attendance, handles withdrawal of students and return of Title IV dollars and manages compliance with the requirement that no more than 90% of revenues come from Title IV dollars. The request also seeks a complete understanding of the number of students who complete or graduate from programs offered by the Company, how many of those students find new work in their educational area, the debt levels of students enrolling and completing programs and how the Company tracks and manages the number of students who risk default within the cohort default rate window.

The Committee requests detailed information about a broad range of the Company’s business.  The Company intends to cooperate with the Committee and to work with the Committee to provide the requested information in a manner that does not compromise the Company’s sensitive proprietary operating and other information.  The Committee has requested that the Company provide a portion of the specified information by August 26, 2010 and the remainder of the information by September 16, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 6, 2010

ITT Educational Services, Inc.

By:  /s/ Christine G. Long
       Name: Christine G. Long
       Title: Senior Vice President, General
Counsel and Secretary